REDACTED VERSION - CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT 10.2

MASTER PURCHASE AGREEMENT

This Master Purchase Agreement (“Agreement”) is made as of July 18, 2011 (“Effective Date”) between Cisco Systems International B.V., a Dutch corporation, having its principal place of business at Haalerbergpark, Haalerbergweg 13-19, 1101 CH, Amsterdam, The Netherlands, on behalf of itself and its Subsidiaries (collectively, "Cisco"), and GSI Technology, Inc., a Delaware corporation having a place of business at 1213 Elko Dr., Sunnyvale, CA 94089 (“Supplier”).

PRELIMINARY UNDERSTANDING

A.	Supplier is in the business of developing, manufacturing and selling components that are required to achieve the desired functionality of some of Cisco’s products.

B.	Cisco desires to set forth the terms and conditions under which Cisco and Authorized Purchasers may purchase Products.

NOW, THEREFORE, in consideration of the mutual promises contained herein, together with other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    Definitions.

“Authorized Purchaser” means an EMS Provider or any other third party designated by Cisco in writing.

“China RoHS” means the regulations entitled “Management Methods for Controlling Pollution by Electronic Information Products” (Ministry of Information Industry Order #39).
“Custom Product” means a Product that Cisco and Supplier have agreed to designate as ‘Liable’ in connection with the price negotiation process and is documented as such in Cisco’s then-current commodity information/attributes database. The parties acknowledge that a Product is generally designated ‘Liable’ when (i) it contains intellectual property of Cisco or a Cisco subsidiary or was designed or produced to meet specific requirements unique to a Cisco product and (ii) Supplier has no alternate redistribution channel.
“Cycle Time to Replenish (“CT2R”)” means the period of time beginning with the receipt of an Order or request for Product(s) through the arrival of such Product(s) at a Hub or such other specified delivery site as Cisco may require. CT2R shall consist solely of: order processing time + process planning time + manufacturing cycle time + transit time to the applicable delivery site, and does not include lead time for raw materials or other Product inputs.

“EMS Provider” means one of Cisco’s authorized contract manufacturers. A current list of such manufacturers is attached hereto as Exhibit A. Cisco may revise such list from time to time upon written notice to Supplier.

“EU Directives” means, collectively, EU RoHS Directive 2002/95/EC and the EU WEEE Directive 2002/96/EC.

“Hazardous Materials” means materials which are radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

“Hub” means a Cisco Lean Hub which may include, but is not limited to, Cisco’s Global Hub and Cisco Memory Hub.

“Hub Order” means an instruction to the Supplier to ship Product to the Hub, either on a single date or multiple pre-scheduled dates. Such instruction shall originate from an EMS Provider or a Cisco Memory Hub Operator pursuant to a valid Lean VMI Agreement or a Lean VMI Agreement for Third Party Hubs (as both are defined below). The instruction may take one of the following forms: discrete zero dollar purchase orders (manual or electronic), electronic data interchange releases against blanket purchase orders, or any other method agreed to between EMS Provider and Supplier or the Cisco Memory Hub Provider and Supplier, as applicable.

“Hub Provider” means any third party providing warehousing services in connection with a Cisco Lean Hub.

“Hub Pull Signal” means an instruction from the EMS Provider to the Hub Provider to ship or deliver Product from the Hub to the EMS Provider.

“Intellectual Property” means any and all: (i) rights associated with works of authorship throughout the world, including but not limited to copyrights, neighboring rights, moral rights, and maskworks, and all derivative works thereof, (ii) trademark and trade name rights and similar rights, (iii) trade secret rights, (iv) patents, designs, algorithms and other industrial property rights, (v) other intellectual and industrial property rights (of every kind and nature throughout the world and however designated) whether arising by operation of law, contract, license, or otherwise, and (vi) registrations, initial applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force (including any rights in any of the foregoing).

“JIG” means the Joint Industry Guide of the Electronic Industries Alliance.

“Lean Hub Plan” means Cisco’s Global Hub Plan and/or Cisco’s Memory Hub Plan.

“Non-Hub Order” means an instruction from Cisco or the Authorized Purchaser to the Supplier to ship Product directly to Cisco or the Authorized Purchaser. Such instruction may take one of the following forms: discrete purchase orders (manual or electronic), electronic data interchange releases against blanket purchase orders, or any other method agreed to between Authorized Purchaser and Supplier or Cisco and Supplier.

“Order” means a Hub Order and/or a Non-Hub Order.

“Product” means any product (including hardware and software, user documentation (if applicable) and Supplier’s standard packaging) set forth in a list provided by Supplier to Cisco on a quarterly basis which includes the current Products offered for sale by Supplier to Cisco and Authorized Purchasers, and any purchased from Supplier, or an authorized distributor of Supplier by Cisco or on Cisco’s behalf by an Authorized Purchaser.

“Product Price” means the most recent mutually agreed upon price that Cisco (and its Authorized Purchasers) shall pay for a Product, as established via any price negotiation process (including, without limitation, reverse auction, request for pricing, direct negotiation or other process) and contained in Cisco’s then-current commodity information database.

“Rolling Forecast” or “Forecast” means a non-binding estimate of Product forecast to be purchased by Cisco and its EMS Providers, as updated periodically.

“Software” means any computer code in object code or executable code format and whether embedded in or bundled with a Product in any manner, including as firmware, separately on disks or other media or by electronic transmission, together with all bug fixes, revisions and upgrades thereto.

“Specifications” means (i) the specifications identified in Supplier’s then-current Product data sheet and (ii) any additional specifications agreed to by the parties in writing.

“Standard Product” means a Product that is not a Custom Product.

“Subsidiary” means an entity in which a party effectively owns or controls, directly or indirectly, more than fifty percent (50%) of the voting stock or shares.

2. Cisco Lean Hub Participation. Supplier shall participate in a Cisco Lean Hub Plan as set forth below.

2.1    Participation in a Cisco Lean Hub program shall include, but not be limited to, execution of and adherence to the terms of a Hub agreement between Supplier and one or more EMS Provider (a “Lean VMI Agreement”) in substantially the same form as set forth in Exhibit B (such Lean VMI Agreement attached hereto for purposes of reference only), or an agreement between Supplier and the Hub Operator of a Cisco Memory Hub (a “Lean VMI Agreement For Third Party Hubs”), as applicable.

2.2    No Product Price shall be increased and no other cost shall be imposed upon Cisco or any EMS Provider arising from or related in any way to Supplier’s participation in the Hubs.

2.3    Supplier shall (i) utilize Cisco approved transporters of all Products into and from any Hub, and (ii) establish with Cisco, at least quarterly, the applicable CT2R(s) for each Product and/or location to be shipped.

2.4    Supplier shall provide to Cisco and its EMS Providers visibility to inventory volumes, shipment information and location of Products en route to, within, and transferred from the Hubs whether via electronic data interchange or other Cisco-approved method.

2.5    Cisco shall have no liability for any Orders placed by the EMS Providers, including any Products placed in the Hub.

2.6    The terms of this Agreement that relate to Supplier’s participation in a Cisco Lean Hub shall only become effective with respect to (i) those EMS Providers that have entered into a Lean VMI Agreement with the Supplier, and (ii) a Cisco Memory Hub Provider that has entered into a Lean VMI Agreement for Third Party Hubs with Supplier. Until such time as a Lean VMI Agreement or Lean VMI Agreement for Third Party Hubs, as applicable, has been executed, the other terms of this Agreement, without the Cisco Lean Hub terms, shall remain in full force and effect.

3.    Sales to Authorized Purchasers.

3.1 Supply of Product. Supplier agrees to supply Products pursuant to the terms and conditions of this Agreement. Supplier shall sell Product to Cisco or its Authorized Purchasers solely for purposes of allowing Cisco or its Authorized Purchasers to incorporate such Product into (or bundle such Product with) Cisco’s products. Supplier shall manage all aspects of delivery and fulfillment of Products to Authorized Purchasers and/or to a Hub. Notwithstanding anything to the contrary in this Agreement, an Authorized Purchaser may not purchase Product from Supplier under this Agreement for any other customer of such Authorized Purchaser or for any other purpose.

3.2 Limitations. The Parties acknowledge that Supplier and Cisco Systems, Inc. (“SI”) have entered into a purchase agreement (the “CSI Agreement”) substantially similar to this Agreement governing the purchase of products from Supplier by CSI and contract manufacturers identified in the CSI Agreement. Supplier acknowledges that (i) Cisco Authorized Purchasers’ purchases of Products under this Agreement will be made solely for the purpose of incorporating such Products into or bundling such Products with products ultimately made for Cisco and (ii) Cisco Authorized Purchasers’ purchases under the CSI Agreement will be made solely for the purpose of incorporating such purchased property into or bundling such purchased property with products ultimately made for CSI.

3.3 Application of certain sections to Authorized Purchasers. The following sections of this Agreement shall apply to purchases by Authorized Purchasers of Product for inclusion in Cisco products (collectively, the “Authorized Purchaser Required Sections”): Sections 2 (Cisco Lean Hub Participation), 3.1 (Supply of Product), 4 (Orders), 5 (Product Pricing and Payment), 6 (Delivery and Acceptance), 7 (Flexibility), 8 (Late Deliveries), 9 (Reschedules and Cancellations), 10 (Shipping Documents, Packaging and Markings), 11.2 (Allocation of Products During Shortages), 12 (Quality and Testing), 13 (Product Changes and Discontinuation), 14 (Software), 15 (Failure Analysis and Support), 16 (Warranties), 20 (Compliance with Laws) and 24 (Scrap and Supply Chain Visibility). Notwithstanding anything to the contrary in this Agreement or any non-disclosure agreement executed by the parties, Cisco may disclose the Authorized Purchaser Required Sections to its Authorized Purchasers and the Hub Provider(s) solely for their use in purchasing Product to be included in (or bundled with) Cisco products or providing Hub services, respectively, so long as Cisco has confidentiality agreements with such Authorized Purchasers and Hub Provider(s) that protects such information. Cisco shall disclose the Authorized Purchaser Required Sections to its Authorized Purchasers in the format attached hereto and incorporated herein as Exhibit C. Supplier shall ensure that the Authorized Purchaser Required Sections shall be adhered to with and provided to Cisco Authorized Purchasers in the course of their purchase of Products for inclusion in Cisco products. If Supplier provides terms to any Authorized Purchaser more favorable to such Authorized Purchaser than those in the Authorized Purchaser Required Sections, Supplier shall provide such terms to Cisco. With respect to Product ordered by any Authorized Purchaser, Supplier shall invoice such Authorized Purchaser directly, and Cisco shall have no liability for any such order. Supplier shall be entitled to refuse to sell Products to any Authorized Purchaser with reference to this Agreement if (a)(i) such Authorized Purchaser has failed to pay Supplier amounts due Supplier, and (ii) such non-payment remains outstanding despite Supplier’s diligent resolution efforts, and (iii) Supplier has notified Cisco in writing and has afforded to Cisco a reasonable period of time, but in no event less than ten (10) business days, in which to intervene and resolve such non-payment by Authorized Purchaser, or (b) for any other bona fide reason, as mutually determined and agreed by both Supplier and Cisco. Upon subsequent resolution of any such non-payment by a Cisco Authorized Purchaser as presented in (a), or upon Supplier’s and Cisco’s mutual agreement to resume shipment to such Authorized Purchaser as presented in (b) above, Supplier’s obligations hereunder shall resume immediately. For purposes of volume pricing or other terms or conditions dependent on volume, all purchases of Products by Cisco, its subsidiaries and its Authorized Purchasers (incident to providing manufacturing services to Cisco) under this Agreement and the Cisco BV Agreement shall be aggregated for the benefit of Cisco and each Cisco Authorized Purchaser. Supplier agrees that any Cisco Authorized Purchaser may enforce the Authorized Purchaser Required Sections, notwithstanding the fact that Orders for the Products may issue from another Cisco Authorized Purchaser or Cisco; however, if any Authorized Purchaser makes a claim to Supplier regarding any Product, Supplier may request that Cisco, Supplier and the applicable Authorized Purchaser meet to determine if the claim should be made directly by Cisco or the original Authorized Purchaser.

3.4 Enforcement of Terms. Supplier agrees that Cisco may, at its discretion, enforce all terms under this Agreement directly, notwithstanding the fact that Orders for the Products may issue from Cisco Authorized Purchasers.

4. Orders. Supplier shall accept and acknowledge in writing or electronically all Orders within one (1) business day after receipt thereof and identify a firm date for delivery of the Products at or within CT2R; provided, however, that Supplier shall not be liable for delays in transit time or delivery that are beyond the reasonable control of Supplier. Orders placed at the CT2R for a Product which are not acknowledged by Supplier within three (3) business days of receipt are deemed accepted; however, if during a particular Cisco fiscal calendar quarter, Supplier receives an Order for Product that was not part of a Cisco award of product during that quarter, Supplier reserves the right to discuss and, if necessary, modify the applicable CT2R for that Product. Cisco shall not be liable for any verbal commitments. If Supplier cannot meet the identified delivery date, and Cisco wishes to purchase the Products from one of Supplier’s distributors, Supplier will make reasonable commercial efforts to extend to such distributor a price which would enable the distributor to sell Products to Cisco at the Product Price. All Orders placed with Supplier by Cisco directly shall be subject to the terms and conditions of this Agreement without specific reference hereto.

5. Product Pricing and Payment.

5.1 Product Pricing. Supplier shall sell the Products to Cisco and the Authorized Purchasers at the Product Price for each respective Product. Product prices are in U.S. dollars. Supplier shall not increase the Product Price or impose any additional costs on Cisco or any Authorized Purchaser arising from or related in any way to Supplier’s participation in the Cisco Lean Hub plan. Supplier shall consider in good faith Cisco’s quarterly cost reduction targets. Supplier will extend to Cisco and its Authorized Purchasers all reductions in Product Price for any Orders placed but not yet shipped to Cisco or its Authorized Purchasers (including pursuant to a Hub Pull Signal) as of the effective date of the reduction. Supplier represents and warrants that the Product Prices are, and shall be throughout the Term, no higher than the lowest prices normally offered by Supplier to any similarly situated customer purchasing the same or lesser total aggregate dollar or unit volume of the same Product under similar terms and conditions, on a quarterly basis.

5.2 Payment by Cisco. For Non-Hub Orders, Supplier will invoice Cisco (or its Authorized Purchaser in the case of purchases by an Authorized Purchaser) for the Product Price of the Products on or after the applicable shipment date for the Products covered by such invoice. Each shipment will be invoiced and paid for when due without regard to other scheduled deliveries. All invoices for Products ordered pursuant to a Non-Hub Order will be due and payable no later than thirty (30) days after the date of the invoice.

5.3 Taxes. Each party shall bear any and all taxes it incurs as a direct or indirect result of entering into this Agreement, unless the parties have agreed otherwise. If sales/use tax, VAT, GST, or similar indirect tax (collectively the “Applicable Tax”) is payable as a consequence of any supply made or deemed to be made in connection with this Agreement, Cisco or its Authorized Purchaser shall pay to Supplier the Applicable Tax amount upon receiving a tax invoice complying with any legislation under which the Applicable Tax is imposed. Any Applicable Tax shall appear as separate additional items on the invoice from Supplier.

6. Delivery and Acceptance.

6.1 Delivery. Supplier shall deliver the Products to the agreed ship-to location on the agreed delivery date using Cisco approved carriers.

For Non-Hub Orders, delivery terms shall be FCA Supplier’s shipping point, freight collect, per Incoterms 2000. The carrier will be selected by Supplier in the absence of specific instructions by Cisco or the Authorized Purchaser.

For Hub Orders, Supplier shall retain title and risk of loss for the Products during transit to the Hub and while stored at the Hub and until the Products have been loaded on the carrier’s means of transport at the Hub for delivery to the EMS Provider. Charges incurred prior to delivery of the Products to the carrier for shipment to the Hub will be paid by Supplier. Freight charges and customs clearance charges to deliver the Products to the Hub, will be paid by Cisco. Notwithstanding the fact that Supplier may not have responsibility to pay for these transit charges, Supplier shall retain the responsibility to maintain insurance on the Products during transit and while the Products remain in the Hub, consistent with Supplier’s risk of loss for the Products.

6.2 Acceptance. Products ordered pursuant to a Non-Hub Order shall be deemed accepted by Cisco or its Authorized Purchaser, as applicable, unless notice of defect is received within ten (10) days of Cisco or Authorized Purchaser’s receipt thereof and the Product is returned to Supplier within twenty (20) days of receipt. Only such Products that, upon receipt, are determined to be damaged or fail to conform to the Specifications (“DOAs”) may be rejected. In the event of discovery of a DOA Product, Supplier’s entire liability, and Cisco or its Authorized Purchaser’s sole remedy shall be to exchange such Product for another of the same type. However, in no event shall this Section be construed as modifying or otherwise limiting Supplier’s obligations under Sections 15, 16, 17, or 18.

7. Flexibility. Supplier will ensure that it can increase or decrease production of Products in all market conditions, using the amount of any Product for week 10 of the previous fiscal quarter’s Rolling Forecast as a baseline from which to increase or decrease production (“Baseline”), as follows:

•	Increase or decrease of [****] of Baseline if the increase or decrease is to be implemented within four (4) weeks;

•	Increase or decrease of an additional [****] of Baseline (i.e., [****] in aggregate) if the increase or decrease is to be implemented between four (4) weeks and eight (8) weeks.

Supplier shall bear all reasonable costs incurred to meet Baseline increases or decreases, unless the parties otherwise agree in writing. Notwithstanding the above, this Section shall not apply to the extent Supplier is fully participating in a Cisco Lean Hub Plan pursuant to a valid Lean VMI Agreement or Lean VMI Agreement for Third Party Hubs, as applicable, and is shipping Product to such Hub. For example, Supplier shall only be relieved of the flexibility requirements for those Products and those Hubs that are operating under a valid Lean VMI or Lean VMI Agreement for Third Party Hubs, as applicable.

8. Late Deliveries. Supplier shall notify Cisco and any affected Cisco Authorized Purchasers promptly if Supplier reasonably anticipates that delivery consistent with CT2R may be delayed. In the event that delivery is delayed for more than [****] business days for reasons caused in whole or in substantial part by Supplier and the parties cannot reasonably agree on a new delivery date, Cisco or its Authorized Purchaser may reschedule or cancel the affected Order(s) without penalty and Supplier shall not be liable to Cisco or any Authorized Purchaser for any monetary damages resulting from such delay, reschedule or cancellation, or assume any liability in connection with the shipment, nor shall the carrier be deemed an agent of Supplier.

9. Reschedules, Reconfigurations and Cancellations. At any time more than [****] days prior to the originally scheduled delivery date, Cisco or its Authorized Purchaser may cancel, reschedule or reconfigure an Order in whole or in part provided that the Order had not previously been designated by the parties as NCNR, as defined below. To cancel, reschedule and/or reconfigure a shipment or a particular pending purchase, Cisco or its Authorized Purchaser shall provide written notification to Supplier at least [****] days prior to the scheduled delivery date. If modified, the new delivery date shall be within [****] days from the original scheduled delivery date. An order may only be re-configured or rescheduled once. No Order that has been mutually agreed by Cisco and Supplier in writing to be non-cancelable or non-returnable (“NCNR”) may be cancelled, rescheduled, reconfigured or returned. Except for a cancellation related to a late delivery as set forth in Section 8, or related to Cisco’s termination as a result of Supplier’s material breach as set forth in Section 23.2, Cisco may not cancel, reschedule or reconfigure an order within [****] days of a scheduled deliver date.

10. Shipping Documents, Packaging and Markings. Supplier will ship Product with accurate shipping documents including (i) commercial invoice, packing list and applicable export and transportation documents and declarations; (ii) an itemized packing list bearing the purchase order number, the description, part number and quantity of each Product shipped, the number of shipping containers in the delivery and the waybill or bill of lading number, and (iii) external packaging labeling conforming to such labeling specifications as Cisco may provide from time to time. Supplier will package Products in accordance with good commercial practice, and in a manner acceptable to common carriers for shipment and adequate to ensure undamaged arrival of the Products. Supplier will mark all containers with necessary information (i.e. lifting, handling and shipping information, country of origin, purchase order numbers, date of shipment and the names of the consignee and consignor, etc.) and any other markings that may be required by applicable law.

11. Disaster Recovery and Allocation during Shortages.

11.1    Disaster Recovery and Business Continuity. Within [****] days following a request by Cisco and receipt of Cisco’s disaster recovery and business continuity questionnaire, Supplier shall submit to Cisco the completed disaster recovery and business continuity questionnaire for the location(s) upon which Supplier relies to provide the Products (“Business Continuity Plan Response” or “BCP Response”). Such Business Continuity Plan Response shall respond to the disaster recovery and business continuity questions of Cisco in the questionnaire, which may include questions about primary site locations, available alternate facilities, time to recover (in weeks), emergency contacts, infrastructure and logistics and any security and protective measures necessary within commercial reasonability to ensure minimal impact to Cisco’s supply of Products. Cisco may request that Supplier complete the questionnaire on a periodic basis, but no more frequent than biannually. An updated BCP Response provided by Supplier will supersede the prior BCP Response. Cisco’s internal auditors, or an independent third party selected by Cisco, may conduct an inspection of Supplier’s facilities for business continuity risks in accordance with the process set forth in Section 25.

11.2 Allocation of Product during Shortages. In the event of a shortage of any Product included on the Rolling Forecast, Supplier shall notify Cisco and shall provide Cisco and its Authorized Purchasers an allocation of such Product during such shortage that is no less favorable than that provided to any other similarly situated customer, whether internal or external.

12. Quality and Testing. Supplier shall adhere to such quality and qualification requirements as may be specified by Cisco in writing from time to time and agreed to by Supplier. Supplier shall test Product prior to shipment to ensure Product is in compliance with Specifications.

13. Product Changes and Discontinuation.

13.1 Product Change Notices. Supplier shall not change any Specification, process characteristic, or the form, fit or function of any Product except in accordance with the Product Change Notification (“PCN”) terms set out and referenced in Exhibit D.

13.2 Minimum Manufacturing Period. Except for those Products identified in Exhibit E, Supplier shall manufacture each Product for a minimum of [****] from Cisco’s first customer ship (“FCS”) of a product containing such Product (the “Minimum Manufacturing Period”), unless (i) Cisco terminates this Agreement under Section 23; (ii) Supplier terminates this Agreement under Section 23; (iii) there has been no demand by Cisco for a particular Product for [****], at which time Supplier may provide notice to Cisco of the discontinuance of the Products as called for in Section 13.4.1. It is understood that Supplier is able to meet this requirement through the use of die revisions.

13.3 Failure to Meet Minimum Manufacturing Period. If Supplier fails to meet its obligations under Section 13.2, Supplier shall, at Cisco’s option, either (i) compensate Cisco for all reasonable direct costs Cisco incurs in the transition to an alternate manufacturer/seller or replacement product or (ii) buffer and manage, at Supplier’s expense, an amount of Product to be forecasted by Cisco for the remainder of the Minimum Manufacturing Period. If any buffered Product built per (ii) above remain at the expiration of the Minimum Manufacturing Period, the parties shall mutually determine how such Product will be disposed of, including Cisco’s payment therefor.

13.4 Product End of Life

13.4.1. EOL Notice and EOL Purchases. If Supplier determines to cease the manufacture or sale of any Product (an “End of Life” or “EOL”), Supplier shall provide at least [****] prior written notice (the “EOL Notice Period”) in accordance with Cisco’s PCN process set forth in Exhibit D. Cisco may place Orders during the EOL Notice Period and Supplier will use best efforts to accept them, subject to Supplier’s manufacturing and supply constraints. Cisco shall take delivery on a date no later than [****] after the end of the EOL Notice Period. If Supplier accepts a purchase order from a third party after the EOL Notice Period has run, it shall notify Cisco and offer the same opportunity for Product purchase to Cisco as set forth in such purchase order.

13.4.2. Alternative Source; EOL Support. If requested, Supplier shall assist Cisco in identifying alternative products or sources. Supplier shall continue to provide support pursuant to Section 15 for each Product that is the subject of an EOL notice.

14. Software. The parties acknowledge that no Software will be provided by Supplier pursuant to this Agreement.

15. Failure Analysis and Support. Supplier will make available the following services for a period of at least [****] years from the date of last Product shipment by Supplier:

15.1 Failure Analysis. Supplier will provide failure analysis as set out in Exhibit F hereto; and

15.2 Technical Support. Upon request, Supplier will provide in electronic or other acceptable form, all bug notes or other documentation regarding verified Product problems, including accurate records of any known or suspected defects. This information is the Confidential Information of Supplier. Supplier will provide this information and any corrective action at no charge during the term of this Agreement; and

15.3 Emergency Replacement. Supplier shall ship Product within twenty-four (24) hours of any Cisco request for emergency replacement. If no replacement is available, Supplier will provide replacement Product as soon as reasonably practicable and will notify Cisco of the estimated delivery date. Emergency replacements may not be available for EOL’d Products.

16. Warranties.

16.1 Product Warranty. The warranty period for each Product shall be three (3) years beginning on the date that Cisco or the Authorized Purchaser or the Hub receives the Product (the “Warranty Period”) unless a longer period is agreed to in writing between the parties. Supplier represents and warrants that, when sold, all Products will be new and unused and, during the applicable Warranty Period (i) will comply in all respects with the Specifications, (ii) will be free from defects in materials, design and workmanship, and (iii) each Product, when delivered, shall have no less than [****] remaining weeks of shelf-life. Cisco shall notify Supplier of any nonconformance during the Warranty Period, obtain a return materials authorization (“RMA”) from Supplier, and return the nonconforming Product to Supplier’s designated repair facility, with a statement describing the nonconformity. Warranty claims not made during the Warranty Period are waived. For valid warranty claims, Supplier will, at its expense, either provide a credit or refund to Cisco or repair or replace all Products not conforming to the requirements of this Section with repaired or new and unused Products shipped to a location designated by Cisco within [****] or as soon as commercially practicable after receipt of the defective Product. Supplier may select the applicable warranty option; however, the parties acknowledge that replacement may not be a viable option for EOL’d Products, and that the decision to either provide a credit or refund will be mutually determined by the parties. Supplier reserves the right to charge additional fees for repairs or replacements performed outside the Warranty Period for the Product. The foregoing is the sole and exclusive remedy for breach of warranty by Supplier with respect to the Products.

16.2 Limitations on Warranty. The warranties set forth in section 16.1 shall not apply to any Product which has been, following receipt by Cisco and/or an Authorized Purchaser, (a) subjected to accident, abuse, misuse, neglect or operating or environmental conditions that deviate from the parameters established in the Specifications or (b) improperly installed, packaged, tested or altered by anyone other than Supplier.

16.3. Disclaimer of Warranties. THE FOREGOING WARRANTIES ARE THE SOLE WARRANTIES, EXPRESS OR IMPLIED, GIVEN BY SUPPLIER IN CONNECTION WITH THE PRODUCTS AND SUPPLIER DISCLAIMS AND EXCLUDES ALL OTHER WARRANTIES, WHETHER STATUTORY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF THE THIRD PARTY RIGHTS UNDER THE UCC.

17. Epidemic Failure.

17.1 Definition and Process. In the event that, during the [****] period after delivery of a Product, a substantially similar repetitive root cause, failure mode or defect occurs in such Product indicating a common or systemic failure (an “Epidemic Failure”), the terms set forth in this Article 17 shall apply. The parties agree that no defect will constitute an Epidemic Failure unless, at a minimum, such defect would have been covered by Supplier‘s Product warranty as set forth in Section 16.1 if it had occurred during the Warranty Period.

(i) The party that discovers the failure will notify the other promptly; provided, however, that in the event Supplier discovers a failure that creates a risk of injury or death, Supplier will immediately notify Cisco and will also provide Cisco with written notice within twelve (12) hours of any notification made by Supplier to any governmental body responsible for regulation of product safety;

(ii) Supplier shall provide to Cisco a preliminary plan for problem diagnosis within one (1) business day of the notification, which plan Supplier will revise on Cisco’s request;

(iii) Supplier and Cisco will use commercially reasonable efforts to diagnose the problem, plan an initial work-around and effect a permanent solution; and

(iv) Supplier and Cisco will mutually agree on a plan for customer notification, replacement scheduling and remediation, which may include field removal, return and reinstallation, work in process (“WIP”), inventory replacement, and repair, or retrofitting, regardless of location or status of WIP completion.

Notwithstanding the foregoing Cisco may undertake any and all action necessary independently of Supplier.

17.2 Costs of Epidemic Failure. Subject to the limitations set forth in Section 21.1, Supplier will compensate Cisco for all commercially reasonable, direct costs incurred by Cisco or its Authorized Purchasers in rectifying any Epidemic Failure. The parties acknowledge and agree that such commercially reasonable direct costs shall include: (a) the cost of replacement Products and repair materials, (b) the costs relating to communications to Cisco customers and channels of distribution regarding the Epidemic Failure, its effect and the corrective/remediation process; (c) the cost of returning affected Products, (d) labor and travel costs relating to removing or repairing the affected Products and installing replacement Products into the applicable Cisco products wherever located, but only where the parties agree that the Cisco customer should not remove the affected Product and install the replacement, (e) the cost of shipping replacement Products , and (f) costs incurred by Cisco and its Authorized Purchasers for retooling, remanufacturing, retesting or recalibration as a result of such Epidemic Failure. In addition, if any Epidemic Failure causes a subassembly which contains the Product to be rendered unusable, then Supplier will compensate Cisco for the costs in replacing, returning or repairing such subassembly, including any costs incurred in shipping a replacement subassembly. The parties agree that after the liability cap set forth in Section 21.1 has been reached for any Epidemic Failure, they will meet to negotiate in good faith an appropriate possible allocation for any costs in excess of such cap.

18. Indemnification.
18.1    Supplier’s Indemnification. Supplier will defend each of Cisco and its officers, directors, employees, successors and assigns (collectively the “Indemnified Parties”) from and against all claims, suits, demands and actions brought or made by third parties against the Indemnified Parties or tendered to the Indemnified Parties for defense and/or indemnification (collectively “Claims”), and shall indemnify and hold harmless the Indemnified Parties from and against all damages, losses, costs, and liabilities including reasonable attorney and professional fees (collectively “Losses”) as incurred that result or arise from Claims, directly or indirectly that: (i) allege that one or more Products, or any part thereof, or their manufacture, use, import, support, sale or distribution infringe, misappropriate, or violate any Intellectual Property rights of any third party; or (ii) allege that one or more Products, or any part thereof, have caused bodily injury (including death) or physical damage to tangible property. In addition, Supplier will pay all amounts agreed to in a monetary settlement of the Claims that are agreed to by Supplier in settlement.

18.2    Continued Use. Upon the assertion of a Claim under Section 18.1(i) deemed valid by Cisco in its sole discretion, such discretion exercised in good faith and following a good faith discussion with Supplier regarding the Claim, Cisco may request, and Supplier shall, at Supplier's sole expense use all diligent commercial efforts to either: (i) obtain a license that allows the continued use, manufacture, import, support, sale and distribution of the Products, or (ii) replace or modify the Products so as to be non-infringing. In the event that Supplier cannot achieve either (i) or (ii) above, or neither are commercially feasible after all diligent efforts have been expended by Supplier, Supplier shall refund to Cisco the price of any affected Products that are, or may reasonably be, subject to an injunction or other order prohibiting their continued use, manufacture, import, support, sale or distribution, and which are returned to Supplier, including the costs for such return. The obligations of Supplier under this Section 18.2 shall be in addition to its obligations of indemnity under this Section 18.

18.3    Notification and Control. Cisco will promptly notify Supplier, in writing, of any Claim for which Cisco seeks indemnification (provided that Cisco’s failure to provide such notice will relieve Supplier of its obligations only to the extent that such failure prejudices Supplier’s ability to defend the Claim). Supplier shall have sole control of the Claim, its defense and all negotiations for its settlement or compromise and shall exercise such control in good faith. Supplier shall use counsel reasonably acceptable to the Indemnified Parties. The Indemnified Parties may employ counsel at its own expense (provided that if counsel is employed due to a conflict of interest or because Supplier does not assume control, then Supplier will bear such expense). Supplier shall have no liability for any costs, losses or damages resulting from any settlement or compromise made by the Indemnified Parties without Supplier’s prior written consent. Supplier shall not settle any Claim in a manner that admits fault or establishes liability on the part of the Indemnified Parties without the Indemnifying Party’s prior written consent, which consent may be withheld for any reason. If the Claim is one of multiple claims in a lawsuit against an Indemnified Party or tendered to an Indemnified Party, some of which claims may not be subject to the indemnity obligation under this Section 18, then Supplier and the Indemnified Parties shall cooperate in good faith in determining the appropriate roles and responsibilities in the defense, settlement, adjustment or compromise of the claims; provided that Supplier shall not be relieved of its obligations hereunder with respect to any Losses (but not attorneys’ fees related to those claims not subject to the indemnity obligations under this Section 18) and shall remain liable for its proportionate share of the Losses (less those attorneys’ fees related to those claims not subject to the indemnity obligations under this Section 18) relating to the Claim(s).

18.4 Exceptions to Supplier’s Indemnity. Supplier shall have no obligation under Section 18.1 to the extent any claim of infringement is caused by (i) use of the Product in combination with any other products not intended by or provided by Supplier if the infringement would not have occurred but for such combination (except to the extent (a) where the sale or use of the Product would constitute contributory infringement by Supplier; (b) the combination is pursuant to Supplier’s information and instructions applicable to the Product, or (c) there is no commercially reasonable non-infringing use for the Product other than in such combination); (ii) any alteration or modification of the Product not undertaken or authorized by Supplier, if the infringement would not have occurred but for such alteration or modification (the parties agree that incorporation of the Product into a Cisco product shall not be an alteration or modification of the Product); (iii) Supplier’s compliance with Cisco’s unique written specifications if the infringement would not have occurred but for such unique written specifications excepting any implementation thereof by Supplier; or (iv) Cisco’s failure to comply with written instructions provided by Supplier identified by Supplier as necessary to render the Product non-infringing and which would have rendered the Product non-infringing, provided that a reasonable time period is given to Cisco to enable it to implement the written instructions and that Supplier remains obligated under Section 18.1 with respect to any infringement occurring up to the end of such time period.

18.5 Application to Authorized Purchaser Purchases. The obligations of this Article 18 shall apply as between Cisco and Supplier irrespective of whether the Products at issue were purchased directly by Cisco or by a Cisco Authorized Purchaser as contemplated in Section 3.3 (Application of certain sections to Authorized Purchasers) above.

18.6 No Implied Indemnity. The foregoing states the entire liability of Supplier for patent, copyright, trademark or other intellectual property rights infringement by any Product furnished under this Agreement. There are no implied indemnities.

19. Confidentiality. The parties shall treat the terms and conditions of this Agreement as Confidential Information (as defined in the NDA referenced below) of Cisco and Supplier. Upon execution hereof, the parties shall comply with the provisions of the Master Mutual Non-Disclosure Agreement (with Supplements) executed by Supplier and Cisco Systems, Inc. on December 16, 2002 (the “NDA”). Notwithstanding the foregoing, Supplier authorizes Cisco to disclose Supplier’s Confidential Information and this Agreement in confidence on a need to know basis to Cisco Authorized Purchasers and other third parties involved in the manufacture of Cisco’s products.

20. Compliance With Laws; Social Responsibility; Use in Life Support Applications.

20.1 General Compliance with Laws. Supplier represents and warrants that it has complied and shall comply with all applicable laws, regulations and other governmental requirements in effect at the time of manufacture of each of the Products. Supplier shall comply with Cisco’s materials content requirements as provided to Supplier from time to time, and reviewed and agreed to by Supplier, and shall undertake testing sufficient to validate compliance with such requirements. Supplier agrees at all times to act consistently with Cisco's global anti-corruption policy posted at http://www.cisco.com/legal/anti_corruption.html.

20.2    Compliance with Certain Environmental Laws. Supplier shall also adhere to the following:

(i)The Products and the processes used to produce and/or manufacture such Products shall comply with all applicable laws, regulations and ordinances which regulate use of Hazardous Materials or which impact, in whole or in part, a Product’s sale or placement into commerce by or on behalf of Cisco or Cisco Authorized Purchasers. Such laws, regulations and ordinances include but are not limited to, the EU RoHS Directives, China RoHS, those regulations listed in the then-current JIG and similar laws, rules, statutes, treaties or orders; and

(ii)The Products shall not contain substances which are above the threshold levels established in Annex A of the then-current JIG; provided, however, that for Level A Substances, the mercury threshold shall be reduced to 1000 ppm. Use of materials containing any such substance in an amount exceeding the JIG Annex A threshold levels may be used only if and in the manner specified in advance written approval by Cisco.

20.3    Social Responsibility. To the extent applicable and commercially practicable and consistent with Supplier’s business practices, Supplier shall diligently pursue effecting its operations and performance hereunder in accordance with Cisco's Manufacturing Supplier Code of Conduct as published at Cisco.com and updated from time to time. Supplier shall promote Cisco’s supplier diversity goals by including suppliers, where warranted, that qualify as diverse suppliers in any one or more of the categories identified on Cisco's Supplier Diversity Business Development Website www.cisco.com/supplier/diversity and as further defined at: http://www.cisco.com/supplier/diversity/definitions.shtml. Upon Cisco’s request, Supplier shall provide to Cisco reports of Supplier’s expenditures with such diverse suppliers.

20.4    Life Support Applications. The Products are not designed for use in life support appliances or devices implanted in the human body or other similar direct life support machines, commercial aviation, nuclear facilities or systems or any other applications where malfunctions of the Product can reasonably be expected to result directly in death or personal injury to human beings or catastrophic property damage or any other ultrahazardous use. Cisco or its customers using or selling the Products for use in life support and such other applications do so at their own risk.

21. LIMITATION OF LIABILITY.

21.1 Consequential Damages Waiver. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCEPT FOR THOSE DAMAGES ENUMERATED IN SECTION 17 (EPIDEMIC FAILURE) AND FOR SUPPLIER’S OBLIGATIONS IN SECTION 18 (INDEMNIFICATION), AND FOR BREACH OF A PARTY’S OBLIGATIONS OF CONFIDENTIALITY UNDER SECTION 19, UNDER NO CIRCUMSTANCES WILL ANY PARTY, ITS EMPLOYEES, OFFICERS OR DIRECTORS, AGENTS, SUCCESSORS OR ASSIGNS BE LIABLE UNDER ANY CONTRACT, STRICT LIABILITY, TORT (INCLUDING NEGLIGENCE) OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL COSTS OR DAMAGES, ARISING OUT OF OR RELATING IN ANY WAY TO THE SUBJECT MATTER OF THIS AGREEMENT, WHETHER OR NOT THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THIS SECTION DOES NOT LIMIT EITHER PARTY'S LIABILITY FOR BODILY INJURY (INCLUDING DEATH) OR PHYSICAL DAMAGE TO TANGIBLE PROPERTY.

21.2 Cap on Liability. Except for Supplier’s obligations in Section 18 (Indemnification) and Section 17 (Epidemic Failure), and for a breach of a party’s obligations of confidentiality under Section 19, the liability of either party hereunder, on a per occurrence basis, shall not exceed the greater of [****] or [****] percent of the sum of the amount Supplier has received in connection with this Agreement from Cisco and its Authorized Purchasers (for Product bought for inclusion in Cisco products) in the most recent twelve (12) full calendar months immediately prior to the event giving rise to the claim, notwithstanding any failures of the essential purpose of this Agreement or any limited remedy hereunder. Supplier’s liability for Epidemic Failure under Section 17 of this Agreement, on a per Epidemic Failure occurrence or basis, and excluding Supplier’s cost of providing replacement Products, shall not exceed [****] per claim. This Section does not limit either party’s liability for bodily injury (including death) or physical damage to tangible property where caused by Supplier’s gross negligence or intentional misconduct, nor does it limit Cisco’s express payment obligations.

22. Insurance. Supplier shall, at its own expense and at all times during the term of this Agreement and after its termination as required below, maintain in effect the insurance and minimum limits of coverage designated below, together with any other insurance required by law in any jurisdiction where Supplier provides Products and/or services under this Agreement, in insurance companies authorized to do business in such jurisdictions. These minimum requirements do not limit or reduce

Supplier’s liability arising from its obligations under this Agreement.

22.1    General Liability Insurance. Supplier shall maintain general liability insurance covering all operations by or on behalf of Supplier arising out of or connected with this Agreement and providing coverage for bodily injury, property damage and products liability. Such insurance can be maintained in any combination of the following types of insurance: Commercial General Liability, Foreign General Liability, Public Liability, Products Liability, Umbrella Liability and/or Excess Liability, or equivalent insurance. Such insurance shall provide limits of not less than the equivalent of [****] per occurrence or per claim. If such insurance is maintained on an “occurrence” basis, such insurance shall be maintained for at least one year after the expiration of this Agreement, and if such insurance is maintained on a “claims made” basis, such insurance shall be maintained for at least three years after the expiration of this Agreement.

22.2    Proof of Insurance. Certificates of Insurance or other evidence of the coverages required above shall be furnished by Supplier to Cisco when this Agreement is signed, or within a reasonable time thereafter, and within a reasonable time after such coverage is renewed or replaced. Cisco’s receipt and/or acceptance of such proof shall not limit or relieve Supplier of the duties and responsibilities with respect to maintaining insurance required by this Agreement. Such proof shall be delivered to Global Risk Management Cisco Systems, Inc. 170 W. Tasman Drive, M/S SJC-11/3 San Jose, CA 95134.

22.3    Waiver of Subrogation. The insurance maintained by Supplier pursuant to Section 22.1 above shall provide that, except to the extent prohibited by law, Supplier and its insurer waive all rights of recovery or subrogation against Cisco, its officers, directors, employees, and agents, but only for injury, damage or loss that falls within Supplier’s indemnity obligations under this Agreement.

22.4    Policies to be Primary. The insurance maintained by Supplier pursuant to this Agreement shall provide that Supplier’s insurance is primary to and noncontributory with any and all other insurance maintained by or otherwise afforded to Cisco, its officers, directors, employees and agents, but only for injury, damage or loss that falls within Supplier’s indemnity obligations under this Agreement.

22.5    Use of Subcontractors. Supplier shall ensure that any subcontractor that Supplier directly engages to manufacture the Products for Cisco hereunder will maintain substantially similar insurance as required by Supplier hereunder or is insured under Supplier’s insurance.

23. Term and Termination.

23.1 Term. Unless terminated earlier as provided herein, this Agreement will have a term of three (3) years commencing on the Effective Date and shall automatically renew for additional periods of one (1) year (“Term”) unless either party provides the other written notice of non-renewal at least one hundred and twenty (120) days prior to the expiration of the then-current Term.

23.2 Termination. Cisco may terminate this Agreement and/or any Order in the event of Supplier’s material breach that remains uncured thirty (30) days after Cisco has provided written notice thereof. Supplier may terminate this Agreement in the event of Cisco’s material breach that remains uncured thirty (30) days after Supplier has provided written notice thereof and Section 9 shall apply to any Orders that may be cancelled as a result of Cisco’s material breach.

23.3 Survival. Sections 1 (Definitions), 13.4 (Product End of Life), 14 (Software), 15 (Failure Analysis and Support), 16 (Warranties), 17 (Epidemic Failure), 18 (Indemnification), 19 (Confidentiality), 21 (Limitation of Liability), 22 (Insurance), 23.3 (Survival), 24 (Scrap and Supply Chain Visibility), 25 (Audit) and 27 (General) and all end user licenses shall survive termination of this Agreement. Neither party will be liable to the other for compensation, reimbursement, or damages for the loss of prospective profits, anticipated sales or goodwill, on account of any expenditures, investments or commitments made by either party, or for any other reason whatsoever, due to the termination of this Agreement in accordance with its terms.

24. Scrap and Supply Chain Visibility. For Custom Products, or any Standard Products that include Cisco logos or other proprietary markings, Supplier shall comply with Cisco’s Scrap Policy and Supply Chain Visibility Policy as communicated to Supplier from time to time.

25. Audit. Upon not less than thirty (30) days’ notice and not more than once per year (unless a prior audit revealed a non-compliance with this Agreement), Cisco may verify Supplier’s compliance with the terms and conditions of this Agreement by conducting an audit at any Supplier facility at which books and records related to the performance of this Agreement are kept or at which any Product is produced, stored or shipped. Any such audit shall be conducted during Supplier’s normal hours of operation and in a manner that does not unreasonably interfere with Supplier’s normal business activities and operations. Audits may only be conducted by an independent third party and Supplier shall not be required to disclose or share confidential information of its other customers. The auditors shall be selected by Cisco and must be acceptable to Supplier (not to be unreasonably withheld). An audit shall be subject to the auditor executing any standard Supplier confidentiality agreement that allows the auditor to produce a confidential report for Cisco which certifies whether Supplier is in material breach of this Agreement, but which otherwise requires the auditor to keep confidential all information of Supplier learned as a result of the audit. Supplier shall be entitled to receive a copy of the auditor’s report. All audits shall be conducted at Cisco’s expense, except that if any audit reveals a material breach of this Agreement, Supplier shall pay the reasonable fees and expenses of such audit.

26. Force Majeure

26.1    General. Neither party shall be considered in default of performance under this Agreement to the extent that performance of such obligation is delayed or prevented by fire, flood, earthquake or similar natural disasters, riot, war, terrorism, civil strife, labor disputes or disturbances, governmental regulations, communication or utility failures, or casualties or any other similar event or circumstance that is beyond the reasonable control of such party (a “Force Majeure Event”). A party shall resume performance under this Agreement immediately after the delaying cause ceases and, as it pertains to Supplier, within any time to recover objective defined in the BCP Response, as described below. The parties may mutually agree to extend the then current term for a period equivalent to the length of time the excused delay endured.

26.2    Disaster Recovery. In the event Supplier experiences a Force Majeure Event that makes continuation of normal business impossible such that Supplier cannot deliver Product to Cisco for a period of time, Supplier shall use commercially reasonable efforts to comply with the requirements of its BCP Response to resume pre-disaster Product production levels within the time to recover objective stated in the BCP Response. The provisions of paragraph 26.1 above are inapplicable to the extent that Supplier does not use commercially reasonable efforts to continuously comply with the BCP Response.

27. General.

27.1    Assignment. A party may not assign or transfer this Agreement or delegate its obligations hereunder, in whole or in part, without the prior written consent of the other party; provided, however, either party may assign or transfer this Agreement in connection with a merger, acquisition or sale of all or substantially all of its assets to which this Agreement relates (each, an “Acquisition Transaction”) or to a Subsidiary of such party without prior written consent, so long as prior notice is provided to the other party and, in the case of an assignment in connection with an “Acquisition Transaction”, the party to whom this Agreement will be transferred or assigned is not a competitor of the other party. Any attempt to assign or transfer or delegate without such consent is void.

27.2    Notices. All notices shall be in writing and delivered via express courier, via registered or certified mail, or via fax if confirmed by registered or certified mail, to the following addresses:

Cisco Systems International B.V.	GSI Technology, Inc.
Haarlerbergpark, Haarlerbergweg            1213 Elko Dr.
13-19, 1101 CH, Amsterdam                Sunnyvale, CA 94089
The Netherlands
Attn: Director, Finance                    Attn: Cisco Account Manager

with a copy to:                        with a copy to:
Cisco Systems, Inc.                    GSI Technology, Inc.
170 West Tasman Drive        1213 Elko Dr.
San Jose, CA 95134                    Sunnyvale, CA 94089
Attn: Sr. V.P. and General Counsel            Attn: VP of Sales
Fax: (408) 526-8220                    Fax: (408) 331-9795

and a copy to:
Cisco Systems, Inc.
170 West Tasman Drive
San Jose, CA 95134
Attn: V.P. Customer Value Chain Management

27.3    Choice of Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California as applied to agreements entered into and to be performed entirely within California between California residents. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods (1980) is specifically excluded from this application to this Agreement.

27.4    Entire Agreement. This Agreement, together with its Exhibits and information and documents referenced herein, contain the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements between the parties regarding the subject matter. In the event of a conflict between the terms of this Agreement and the terms of any Exhibit, the terms of the Exhibit shall govern.

27.5 Unenforceable Provisions. If any part of this Agreement is found invalid or unenforceable, that part will be amended to achieve as nearly as possible the same economic effect as the original provision and the remainder of this Agreement will remain in full force.

27.6 Construction. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement, which shall be considered as a whole. Except as otherwise set forth in Section 3.3, there are no third party beneficiaries to this Agreement.

27.7 Controlling Language. This Agreement, and the exhibits hereto, are prepared and executed in the English language only, which language shall be controlling in all respects. Any translations of this Agreement into any other language are for reference only and shall have no legal or other effect. All proceedings related to this Agreement shall be conducted in the English language.

27.8 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

27.9 Export Control. In exercising its rights under this Agreement, Cisco agrees to comply with all export controls imposed on the Products, by any country or nations within whose jurisdiction Cisco operates or does business. Cisco agrees not to export or permit exportation of the Products, technical data or any Specifications, without complying with the export control laws in the relevant jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date by persons duly authorized.

Cisco Systems International B.V.        GSI Technology, Inc.

By: _______________________        By: _______________________

Title:____________________            Title:____________________

Exhibit A

Designation of Authorized EMS Providers

The following entities are authorized contract manufacturers for purposes of this Agreement:

1.    Celestica Corporation and all its affiliates, including:
Celestica International Inc., an Ontario corporation
Celestica Corporation, a Delaware corporation
Celestica Monterrey S.A. de C.V., a Mexican corporation
Celestica (Thailand) Limited, a Thai corporation
Celestica Holdings Pte. Limited, a Singapore corporation

2.    Jabil Circuit, Inc. and all its affiliates, including:
Jabil Circuit, Inc.
Jabil Circuit, Inc.
Jabil Circuit, Sdn Bhd
Jabil Circuit de Mexico S. de R.L. de C.V.
Jabil Luxembourg Manufacturing Sarl
Jabil Circuit (Shanghai) Co. Ltd.
Jabil Circuit Hungary Contract Manufacturing Services Ltd.
3.    Solectron Corporation and all its affiliates, including:
Solectron Corporation
Solectron Technology Sdn Bhd
Solectron USA, LLC

4.    Flextronics Telecom Systems Ltd. and all its affiliates, including:
Flextronics Telecom Systems Ltd.
Flextronics International USA, Inc.
Flextronics Manufacturing (H.K.) Ltd.
Flextronics Manufacturing (Zhuhai) Co., Ltd.
Flextronics International SRO
Flextronics Logistics USA Inc.
Flextronics Marketing (L) Ltd.

5. Hon Hai Precision Industry Co. Ltd. and all its affiliates, including:
Hon Hai Precision Industry Co. Ltd.
NSG Technology Inc.
Foxconn CZ s.r.o
Focus PC Enterprises Ltd.
Hong Fu Jin Precision Ind. (Shenzhen) Co., Ltd.
Foxconn Corporation (Houston)
Foxconn India Private Limited

6.    Inventec Electronics (M) Sdn Bhd and all its affiliates, including:
Inventec Electronics (M) Sdn Bhd., a Malaysian Corporation
        Inventec Electronics

7.    Quantacomp and all its affiliates, including:

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QCH Nashville LLC Wyoming, Limited Liability Corporation

8.    Hewlett Packard Company and all its affiliates, including:

Hewlett Packard Company Harris County, Houston, TX

9.    Amphenol TCS, a division of Amphenol Corporation

10.    Sanmina-SCI Corporation

11.    Smart Modular Technologies, Inc.

12.    Teradyne Incorporated

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EXHIBIT B

Lean VMI Agreement for Cisco Global Hubs

This Lean VMI Agreement for Cisco Global Hubs (the “Agreement”) is entered into by and between ____________________ [EMS Provider name], a ____________________ [jurisdiction] ____________________ [type of legal entity] with its principal place of business located at ____________________ [address] (“EMS Provider”) and ____________________ [supplier name], a ____________________ [jurisdiction] ____________________ [type of legal entity] with its principal place of business located at ____________________ [address] (“Supplier”) as of ____________________ [effective date] (“Effective Date”).
Whereas
Cisco Systems, Inc. (“Cisco Inc.”) and Cisco Systems International B.V. (“Cisco BV”) (each, a “Cisco Entity”) have entered into agreements with a third party provider of logistics and warehousing services (“Hub Operator”) pursuant to which Hub Operator will establish warehouse facilities in close geographic proximity to certain EMS Provider facilities at which products are manufactured for Cisco Inc. and/or Cisco BV (each such warehouse, a “Hub”) for the purpose of receiving, storing and forwarding the materials, components and assemblies used in the manufacture of, or bundled with, such products (each such material, component and assembly, a “Component”); and
EMS Provider and Supplier have previously established a set of terms (which may take the form of a written agreement, purchase order terms, course of dealing or other form) governing EMS Provider’s purchases of Components to be incorporated into, or bundled with, Cisco Products (as defined below) (such terms, as EMS Provider and Supplier may alter them from time to time, the “Existing Purchase Terms”); and
EMS Provider and Supplier wish to document the terms under which, among other things, Supplier will deliver Components to one or more Hubs pursuant to instructions from EMS Provider, EMS Provider will request delivery of Components located in the Hubs as needed to produce Cisco Products, Supplier will invoice EMS Provider for such delivered Components and EMS Provider will pay such invoices.
Now Therefore, in furtherance of the foregoing and upon due consideration, the adequacy and receipt of which is hereby acknowledged, the parties agree as follows:

a.	Scope
1.1    Cisco Supply Chain Only. This Agreement relates solely to Components ordered by EMS Provider for incorporation into, or bundling with, Cisco Products. This Agreement shall have no application to any commodity or component ordered for any other customer of EMS Provider or for any other purpose.

1.2    Order of Precedence. Subject to Section 1.1 above, this Agreement supplements and is cumulative with the Existing Purchase Terms; provided that in the event of a conflict with the Existing Purchase Terms, the terms of this Agreement will prevail.

1.3    Components Covered. This Agreement shall apply to all Components specified in any Hub Order (as defined below) placed with Supplier by EMS Provider.

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b.	Definitions
“Cisco Product” means a product manufactured by or for Cisco Inc. or Cisco BV.
“Custom Component” means a Component that the Cisco Entities and Supplier have agreed to designate as ‘Liable’ in connection with the Component costing process (and any applicable purchase agreements between the Cisco Entities and Supplier), as documented in the Cisco Entities’ component attributes database. The parties acknowledge that a Component is generally designated ‘Liable’ when it contains intellectual property of a Cisco Entity or was designed or produced to meet specific requirements unique to a Cisco Product and when Supplier has no alternate redistribution channel.

“Cycle Time to Replenish” or “CT2R” means, with respect to a given Component and a given Hub, the period of time between Supplier’s receipt of a Hub Order for such Component and arrival of such Component at such Hub. CT2R consists solely of Supplier’s order processing time, process planning time, manufacturing cycle time and transit time to the Hub, and does not include lead time for raw materials or other Component inputs.
“EDI” means Electronic Data Interchange.

“Hub Order” or “Replenishment Signal” means an instruction to Supplier to ship Components to one or more Hubs, either on a single date or on multiple pre-scheduled dates. The instruction may take the form of a discrete or blanket purchase order (fax or electronic), EDI demand signal, or any other method agreed between EMS Provider and Supplier.

“MOQ” means minimum order quantity, as agreed between Supplier and EMS Provider or Supplier and the Cisco Entities, whichever is lower.

“MPQ” means minimum package quantity, as agreed between Supplier and EMS Provider or Supplier and the Cisco Entities, whichever is lower.

“Pull Signal” means an instruction from the EMS Provider to the Hub Operator to ship or deliver Components from a Hub to the EMS Provider.

“Standard Component” means any Component that is not a Custom Component. Standard Components are generally designated ‘Non-liable’ in the Cisco Entities’ component attributes database.

c.	Forecast and Acknowledgment
3.1    EMS Provider will use commercially reasonable efforts to provide Supplier with a weekly, non-binding, rolling forecast of its requirements for Components for the following fifty-two (52) week or greater period (a “Forecast”). EMS Provider will provide the Forecast electronically in a format agreed between EMS Provider and Supplier.

3.2    Supplier will use Forecasts solely for materials and capacity planning purposes. Forecasts do not create any materials liability or obligation to purchase on EMS Provider’s part.

d.	Capacity and Material Planning
Supplier will use commercially reasonable efforts to conduct capacity and materials planning and

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management sufficient to enable Supplier to meet EMS Provider’s Forecast at then-current CT2Rs agreed between Supplier and EMS Provider, as reflected in EMS Provider’s enterprise resource planning (“ERP”) system (“Agreed CT2R”).

e.	Hub Orders and Shipment to Hub
5.1    Inventory Sizing. On a monthly or other periodic basis, EMS Provider will use the Cisco Lean methodology and algorithms to calculate (i) the optimal amount of each Component that should be on-hand and on-order in the supply chain (the “Supply Chain Target”); (ii) an optimal quantity below which the on-hand inventory of a given Component in a given Hub should not fall (the “Hub Min Target”); and (iii) an optimal quantity above which the on-hand inventory of a given Component in a given Hub should not rise (the “Hub Max Target”).

5.2	Hub Orders.

5.2.1    Eligible Components. EMS Provider will not include any Component on any Hub Order prior to the time such Component has been assigned an alphanumeric version code (e.g. ‘A0’) in the Cisco Entities’ ERP system, indicating that the Cisco Entities have approved such Component for use in the manufacture for sale (as opposed to manufacture for test) of a Cisco Product.

5.2.2    Placement of Hub Orders. When inventory on-hand and on-order in the supply chain falls below the Supply Chain Target, EMS Provider will place a Hub Order with Supplier. A Hub Order shall not constitute an offer to purchase, or create an obligation to purchase (other than as set out in Sec. 9.2 hereof (Freshness) and Art. 8 (Reschedules, Cancellations and Returns)), irrespective of the form in which the Hub Order is transmitted (e.g. discrete P.O., the boilerplate terms of which purport to form an offer to purchase). Hub Orders and Supplier’s fulfillment of Hub Orders shall comply with MOQ and MPQ.

5.3    Hub Order Confirmation. Following receipt of each Hub Order, Supplier will transmit a notice to EMS Provider confirming order receipt and committing to ship the quantity of Components specified on the order to the designated Hub(s) on the dates specified, or, if Supplier is unable to commit to such dates, alternate dates consistent with the Agreed CT2R for each Component (an “Alternate Date”); provided, however, that the aggregate quantity of each Component committed to be shipped shall always be the same as the aggregate quantity of such Component requested on the Hub Order. Supplier will use commercially reasonable efforts to transmit the notice to both EMS Provider and Hub Operator within one business day after receipt of the Hub Order.

5.4    Shipment to Hub.

5.4.1     Supplier will ship the quantity of Components specified in each Hub Order to the Hub(s) designated on such order and will use commercially reasonable efforts to ensure that such shipment(s) are made (i) on the date or dates specified on such order; or (ii) any applicable Alternate Date; or (iii) if such order contains no dates, then on a timetable to allow delivery to the destination Hub within the Agreed CT2R. Supplier will not ship Components to any Hub except in response to, and in conformance with, a valid Hub Order.

5.4.2     Supplier will ship Components to the applicable Hub(s) using a carrier approved by the Cisco Entities. EMS Provider will provide a list of such carriers to Supplier and will update such list from time to time. Or, in the event the Cisco Entities determine to manage all shipping from Supplier to Hub, Supplier will coordinate with the Cisco Entities or their designated shipper with respect to all

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shipments.

5.4.3     Following any shipment of Components to any Hub, Supplier will transmit an advanced ship notice (“ASN”) to Hub Operator. Supplier shall transmit each ASN electronically (or, on an exception-only basis, e.g. when electronic means such as B2B have temporarily failed, by fax), no later than 24 hours prior to scheduled delivery for overseas shipments or 4 hours prior to scheduled delivery for local shipments.

5.4.4     Supplier will retain title and risk of loss for each Component shipped to a Hub until such time as title and risk of loss pass to EMS Provider as provided in Section 6.2 below.

5.5    Inventory Monitoring. Pursuant to Section 5.1 above, EMS Provider shall maintain the primary responsibility for monitoring inventory levels in the Hub. As a supplement to EMS Provider’s monitoring activities, Supplier shall monitor the inventory level of each of its Components in each applicable Hub. In the event the inventory level for any Component in any Hub falls substantially below the Hub Min Target and Supplier does not receive a Hub Order to replenish the inventory within a reasonable time, Supplier shall notify EMS Provider.

f.	Pull Process and Shipment to EMS Provider
6.1    Pull Signal. In order to draw Component inventory from a Hub, EMS Provider will transmit a Pull Signal to Hub Operator specifying at least the following: Component (by Cisco part number, including version) and quantity to be delivered to EMS Provider. Each such quantity shall be (i) no smaller than the MPQ for the applicable Component; and (ii) if greater than such MPQ, shall be a multiple of such MPQ. Hub Operator will retrieve the applicable Components from the Hub and arrange for delivery to EMS Provider. Such Pull Signal must reference the purchase order number included in the original Hub Order or other applicable order number as generated by EMS Provider prior to the Pull Signal.

6.2    Shipment to EMS Provider. For each shipment, Hub Operator will transmit a numbered notice to Supplier (a “Delivery Notice”) and will transmit an ASN to EMS Provider. Title and risk of loss will transfer from Supplier to EMS Provider at the point when the Components have been loaded on the carrier’s means of transport at the Hub for delivery to EMS Provider. The parties anticipate that freight costs will be paid by the applicable Cisco Entity or Hub Operator, and accordingly, that neither EMS Provider nor Supplier will be required to pay such costs. In the event EMS Provider and Supplier have agreed to GRN-based Invoicing (as defined in Sec. 7.1 below), EMS Provider will transmit a numbered notice to Supplier and Hub Operator upon EMS Provider’s receipt of each shipment (a “Goods Received Notice” or “GRN”).

g.	Invoicing and Payment
7.1    Invoicing. Supplier will invoice EMS Provider for Components once the Components have been shipped from the Hub, or, if Supplier and EMS Provider have so agreed in writing, Supplier will invoice EMS Provider for Components upon Supplier’s receipt of EMS Provider’s GRN (“GRN-based Invoicing”). Supplier will include the Delivery Notice number (or, if GRN-based Invoicing is in effect, the GRN number) and any purchase order number included in the original Hub Order or other applicable order number as agreed with EMS Provider.

7.2    Pricing. Supplier invoices will reflect Component prices in effect on the date of shipment to EMS Provider, as determined by the Existing Purchase Terms. For Components with respect to which

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Supplier paid freight and/or duties for transport to the Hub, Supplier’s invoice will include the applicable amount of such costs. In the event Supplier has included in any Component price any amount intended to reimburse Supplier for the costs of a previous vendor managed inventory or other hubbing arrangement, Supplier shall reduce such price by such amount prior to including such price on any invoice.

7.3    Payment Terms. EMS Provider shall pay the amount of each invoice (or, in the event of a disputed invoice, the undisputed portion of such invoice) to Supplier within twenty (20) days after the date of such invoice; provided that Supplier shall not date any invoice prior to the date on which the relevant Component was shipped to EMS Provider.

h.	Reschedules, Cancellations and Returns
8.1    Reschedules. Rescheduling of Hub Orders prior to Supplier’s shipment to a Hub will be governed by the Existing Purchase Terms. Following receipt of any reschedule request, Supplier will transmit a notice to EMS Provider and Hub Operator confirming receipt of the request and committing to new ship dates and/or Component quantities as per the reschedule request, to the extent consistent with the Existing Purchase Terms. Supplier will use commercially reasonable efforts to transmit the notice to both EMS Provider and Hub Operator within one business day after receipt of the reschedule request.

8.2    Cancellations and Returns. Cancellation of Hub Orders and return of Components will be governed by the Existing Purchase Terms. Unless otherwise directed by Supplier or agreed between Supplier and EMS Provider, EMS Provider will not ship Components for return to any Hub location.

i.	Inventory Aging, Freshness and Overstock
9.1    Inventory Aging.

a.    Supplier will monitor and track aging of all Components in each Hub using information provided by the Hub Operator.

b.    In the event any Component in any Hub ages beyond any Component or packaging effectiveness period recommended by Supplier (or, if shorter, any Component or packaging effectiveness period agreed between the applicable Cisco Entity and Supplier), Supplier will (i) notify EMS Provider and the Cisco Entities; and (ii) arrange with Hub Operator either to rebake, repackage or otherwise refresh such Component if applicable, or to remove such Component from the Hub and replace it with a newer Component. Supplier will undertake such activities at its own expense.

c.    For purposes of Section 9.2 below (Freshness), if Supplier replaces an aged Component (an “Aged Component”) with a new or refreshed Component (a “Replacement Component”), the Replacement Component will be deemed to have entered the Hub on the same date as the Aged Component; provided however that any period during which the Aged Component could not be used due to excessive aging shall not be applied towards satisfaction of the applicable Freshness Period.

9.2    Freshness. With respect to Custom Components, Supplier will notify EMS Provider and the Cisco Entities in the event any such Component has remained in any Hub for more than [****] (the “Freshness Period”). Upon receipt of such notice, EMS Provider will, within two business days, issue a Pull Signal to Hub Operator with respect to such Component, subject to the following exceptions:

a.    Components shipped to any Hub in excess of amounts specified in a valid Hub Order will be excluded; and;

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b.    With respect to any Components that have been subject to any quality-related quarantine or hold while in the Hub, the Freshness Period will be extended by the duration of such quarantine or hold.

This Section 9.2 shall not apply to Standard Components.

9.3    Overstock. In the event that inventory of a given Component at a given Hub is greater than the Hub Max Level for such Component in such Hub, Supplier may instruct Hub Operator to remove the amount of inventory that is greater than the Hub Max Level from such Hub and to ship such inventory pursuant to Supplier’s direction or to make such inventory available for pickup by Supplier or its authorized agent. Prior to instructing Hub Operator to remove any such inventory, Supplier shall so notify EMS Provider and the applicable Cisco Entity in writing.

j.	Component Changes
10.1 Quality-related Changes. In the event Supplier implements a recall or other quality-related change to any Standard Component or Custom Component located in a Hub, Supplier will notify EMS Provider and the Cisco Entities of the change, including whether the Component can be reworked at the Hub and the date on which Supplier will have replacement or re-worked Components available at the Hub. Upon agreement between Supplier and EMS Provider to the changes proposed, Supplier will carry out such changes or replace such Component in the Hub. Supplier will undertake such activities at its own expense.
10.2 Other Changes. Engineering change orders (“ECOs”) and other changes to Custom Components not governed by Section 10.1 above will be governed by the Existing Purchase Terms.

k.	Movement of Components Between Hubs
In the event EMS Provider or Supplier wishes to move Components between Hubs, the party that wishes to move the Components will obtain the written approval of the other and of the applicable Cisco Entity prior to instructing the Hub Operator to move the Components, and such moves shall be reflected in the appropriate records. The party initiating the move will forward the approvals of the other party and of the applicable Cisco Entity to the Hub Operator contemporaneously with the move instructions. Costs of moving Components between Hubs will be borne by the party initiating the move, unless the parties agree otherwise in writing.

l.	Term and Termination
This Agreement shall be effective from the Effective Date until one of the parties gives 90 days prior written notice of its intent to terminate. The party providing such notice shall provide copies to the Cisco Entities contemporaneously.

m.	Confidentiality
The terms of this Agreement shall constitute confidential information pursuant to the Existing Purchase Terms or other existing confidentiality terms in place between EMS Provider and Supplier; provided however that either party may disclose the existence of this Agreement, and the terms of this Agreement in their entirety to Cisco Inc., Cisco BV and/or their authorized agents.

n.	General Provisions

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14.1    Dispute Resolution. In the event of a dispute arising between the parties under this Agreement that remains unresolved following good faith commercial negotiations between the parties, the parties shall escalate such matter to their respective contacts at the Cisco Entities for assistance. In the event such dispute is not thereafter resolved within a reasonable time, the parties shall proceed to resolve such dispute in accordance with the Existing Purchase Terms.

14.2    Governing Law. The governing law and venue for this Agreement will be as specified in the Existing Purchase Terms.

14.3    Third Party Beneficiaries. The parties agree that each of Cisco Inc. and Cisco BV is an intended third party beneficiary of this Agreement, and is entitled to enforce its terms. There are no other third party beneficiaries. This agreement shall not be interpreted to alter any party’s obligations to Cisco Inc. or Cisco B.V. under any existing or future agreement with Cisco Inc. or Cisco BV.

14.4    Entire Agreement. This Agreement, together with the Existing Purchase Terms, constitutes the entire agreement between the parties with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings between the parties relating to such transactions.

14.5    No Oral Waiver. No change, modification or waiver of any of the terms and conditions of this Agreement shall be binding upon the parties unless made in writing and signed by duly authorized representatives of the parties.

In witness whereof and intending to be bound hereby, each party has caused a duly authorized representative to execute this Agreement as of the Effective Date.

Accepted and Agreed:    Accepted and Agreed:

[EMS Provider name]    [Supplier name]

By: ______________________    By: ______________________

Name:    Name:

Title:    Title:

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EXHIBIT C

AUTHORIZED PURCHASER REQUIRED SECTIONS

The following sections of this Agreement between Cisco and GSI Technology, Inc. are applicable to purchase or supply of Product by Supplier to Authorized Purchasers and/or the Hub Provider for inclusion in (or bundling with) Cisco product or providing Hub Services, respectively.

1.    Definitions.

“Authorized Purchaser” means an EMS Provider or any other third party designated by Cisco in writing.

“China RoHS” means the regulations entitled “Management Methods for Controlling Pollution by Electronic Information Products” (Ministry of Information Industry Order #39).
“Custom Product” means a Product that Cisco and Supplier have agreed to designate as ‘Liable’ in connection with the price negotiation process and is documented as such in Cisco’s then-current commodity information/attributes database. The parties acknowledge that a Product is generally designated ‘Liable’ when (i) it contains intellectual property of Cisco or a Cisco subsidiary or was designed or produced to meet specific requirements unique to a Cisco product and (ii) Supplier has no alternate redistribution channel.
“Cycle Time to Replenish (“CT2R”)” means the period of time beginning with the receipt of an Order or request for Product(s) through the arrival of such Product(s) at a Hub or such other specified delivery site as Cisco may require. CT2R shall consist solely of: order processing time + process planning time + manufacturing cycle time + transit time to the applicable delivery site, and does not include lead time for raw materials or other Product inputs.

“EMS Provider” means one of Cisco’s authorized contract manufacturers. A current list of such manufacturers is attached hereto as Exhibit A. Cisco may revise such list from time to time upon written notice to Supplier.
“EU Directives” means, collectively, EU RoHS Directive 2002/95/EC and the EU WEEE Directive 2002/96/EC.

“Hazardous Materials” means materials which are radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

“Hub” means a Cisco Lean Hub which may include, but is not limited to, Cisco’s Global Hub and Cisco Memory Hub.

“Hub Order” means an instruction to the Supplier to ship Product to the Hub, either on a single date or multiple pre-scheduled dates. Such instruction shall originate from an EMS Provider or a Cisco Memory Hub Operator pursuant to a valid Lean VMI Agreement or a Lean VMI Agreement for Third Party Hubs (as both are defined below). The instruction may take one of the following forms: discrete zero dollar purchase orders (manual or electronic), electronic data interchange releases against blanket purchase orders, or any other method agreed to between EMS Provider and Supplier or the Cisco Memory Hub Provider and Supplier, as applicable.

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“Hub Provider” means any third party providing warehousing services in connection with a Cisco Lean Hub.

“Hub Pull Signal” means an instruction from the EMS Provider to the Hub Provider to ship or deliver Product from the Hub to the EMS Provider.

“JIG” means the Joint Industry Guide of the Electronic Industries Alliance.

“Lean Hub Plan” means Cisco’s Global Hub Plan and/or Cisco’s Memory Hub Plan.

“Non-Hub Order” means an instruction from Cisco or the Authorized Purchaser to the Supplier to ship Product directly to Cisco or the Authorized Purchaser. Such instruction may take one of the following forms: discrete purchase orders (manual or electronic), electronic data interchange releases against blanket purchase orders, or any other method agreed to between Authorized Purchaser and Supplier or Cisco and Supplier.

“Order” means a Hub Order and/or a Non-Hub Order.

“Product” means any product (including hardware and software, user documentation (if applicable) and Supplier’s standard packaging) set forth in a list provided by Supplier to Cisco on a quarterly basis which includes the current Products offered for sale by Supplier to Cisco and Authorized Purchasers, and any purchased from Supplier, or an authorized distributor of Supplier by Cisco or on Cisco’s behalf by an Authorized Purchaser.

“Product Price” means the most recent mutually agreed upon price that Cisco (and its Authorized Purchasers) shall pay for a Product, as established via any price negotiation process (including, without limitation, reverse auction, request for pricing, direct negotiation or other process) and contained in Cisco’s then-current commodity information database.

“Rolling Forecast” or “Forecast” means a non-binding estimate of Product forecast to be purchased by Cisco and its EMS Providers, as updated periodically.

“Software” means any computer code in object code or executable code format and whether embedded in or bundled with a Product in any manner, including as firmware, separately on disks or other media or by electronic transmission, together with all bug fixes, revisions and upgrades thereto.

“Specifications” means (i) the specifications identified in Supplier’s then-current Product data sheet and (ii) any additional specifications agreed to by the parties in writing.

“Standard Product” means a Product that is not a Custom Product.

2. Cisco Lean Hub Participation. Supplier shall participate in a Cisco Lean Hub Plan as set forth below.

2.1    Participation in a Cisco Lean Hub program shall include, but not be limited to, execution of and adherence to the terms of a Hub agreement between Supplier and one or more EMS Provider (a “Lean VMI Agreement”) in substantially the same form as set forth in Exhibit B (such Lean VMI Agreement attached hereto for purposes of reference only), or an agreement between Supplier and the Hub Operator of a Cisco Memory Hub (a “Lean VMI Agreement For Third Party Hubs”), as applicable.

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2.2    No Product Price shall be increased and no other cost shall be imposed upon Cisco or any EMS Provider arising from or related in any way to Supplier’s participation in the Hubs.

2.3    Supplier shall (i) utilize Cisco approved transporters of all Products into and from any Hub, and (ii) establish with Cisco, at least quarterly, the applicable CT2R(s) for each Product and/or location to be shipped.

2.4    Supplier shall provide to Cisco and its EMS Providers visibility to inventory volumes, shipment information and location of Products en route to, within, and transferred from the Hubs whether via electronic data interchange or other Cisco-approved method.

2.5    Cisco shall have no liability for any Orders placed by the EMS Providers, including any Products placed in the Hub.

2.6    The terms of this Agreement that relate to Supplier’s participation in a Cisco Lean Hub shall only become effective with respect to (i) those EMS Providers that have entered into a Lean VMI Agreement with the Supplier, and (ii) a Cisco Memory Hub Provider that has entered into a Lean VMI Agreement for Third Party Hubs with Supplier. Until such time as a Lean VMI Agreement or Lean VMI Agreement for Third Party Hubs, as applicable, has been executed, the other terms of this Agreement, without the Cisco Lean Hub terms, shall remain in full force and effect.

3.    Sales to Authorized Purchasers.

3.1 Supply of Product. Supplier agrees to supply Products pursuant to the terms and conditions of this Agreement. Supplier shall sell Product to Cisco or its Authorized Purchasers solely for purposes of allowing Cisco or its Authorized Purchasers to incorporate such Product into (or bundle such Product with) Cisco’s products. Supplier shall manage all aspects of delivery and fulfillment of Products to Authorized Purchasers and/or to a Hub. Notwithstanding anything to the contrary in this Agreement, an Authorized Purchaser may not purchase Product from Supplier under this Agreement for any other customer of such Authorized Purchaser or for any other purpose.

4. Orders. Supplier shall accept and acknowledge in writing or electronically all Orders within one (1) business day after receipt thereof and identify a firm date for delivery of the Products at or within CT2R; provided, however, that Supplier shall not be liable for delays in transit time or delivery that are beyond the reasonable control of Supplier. Orders placed at the CT2R for a Product which are not acknowledged by Supplier within three (3) business days of receipt are deemed accepted; however, if during a particular Cisco fiscal calendar quarter, Supplier receives an Order for Product that was not part of a Cisco award of product during that quarter, Supplier reserves the right to discuss and, if necessary, modify the applicable CT2R for that Product. Cisco shall not be liable for any verbal commitments. If Supplier cannot meet the identified delivery date, and Cisco wishes to purchase the Products from one of Supplier’s distributors, Supplier will make reasonable commercial efforts to extend to such distributor a price which would enable the distributor to sell Products to Cisco at the Product Price. All Orders placed with Supplier by Cisco directly shall be subject to the terms and conditions of this Agreement without specific reference hereto.

5. Product Pricing and Payment.

5.1 Product Pricing. Supplier shall sell the Products to Cisco and the Authorized Purchasers at the Product Price for each respective Product. Product prices are in U.S. dollars. Supplier shall not increase the Product Price or impose any additional costs on Cisco or any Authorized Purchaser arising from or related in any way to Supplier’s participation in the Cisco Lean Hub plan. Supplier shall consider

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in good faith Cisco’s quarterly cost reduction targets. Supplier will extend to Cisco and its Authorized Purchasers all reductions in Product Price for any Orders placed but not yet shipped to Cisco or its Authorized Purchasers (including pursuant to a Hub Pull Signal) as of the effective date of the reduction. Supplier represents and warrants that the Product Prices are, and shall be throughout the Term, no higher than the lowest prices normally offered by Supplier to any similarly situated customer purchasing the same or lesser total aggregate dollar or unit volume of the same Product under similar terms and conditions, on a quarterly basis.

5.2 Payment by Cisco. For Non-Hub Orders, Supplier will invoice Cisco (or its Authorized Purchaser in the case of purchases by an Authorized Purchaser) for the Product Price of the Products on or after the applicable shipment date for the Products covered by such invoice. Each shipment will be invoiced and paid for when due without regard to other scheduled deliveries. All invoices for Products ordered pursuant to a Non-Hub Order will be due and payable no later than thirty (30) days after the date of the invoice.

5.3 Taxes. Each party shall bear any and all taxes it incurs as a direct or indirect result of entering into this Agreement, unless the parties have agreed otherwise. If sales/use tax, VAT, GST, or similar indirect tax (collectively the “Applicable Tax”) is payable as a consequence of any supply made or deemed to be made in connection with this Agreement, Cisco or its Authorized Purchaser shall pay to Supplier the Applicable Tax amount upon receiving a tax invoice complying with any legislation under which the Applicable Tax is imposed. Any Applicable Tax shall appear as separate additional items on the invoice from Supplier.

6. Delivery and Acceptance.

6.1 Delivery. Supplier shall deliver the Products to the agreed ship-to location on the agreed delivery date using Cisco approved carriers.

For Non-Hub Orders, delivery terms shall be FCA Supplier’s shipping point, freight collect, per Incoterms 2000. The carrier will be selected by Supplier in the absence of specific instructions by Cisco or the Authorized Purchaser.

For Hub Orders, Supplier shall retain title and risk of loss for the Products during transit to the Hub and while stored at the Hub and until the Products have been loaded on the carrier’s means of transport at the Hub for delivery to the EMS Provider. Charges incurred prior to delivery of the Products to the carrier for shipment to the Hub will be paid by Supplier. Freight charges and customs clearance charges to deliver the Products to the Hub, will be paid by Cisco. Notwithstanding the fact that Supplier may not have responsibility to pay for these transit charges, Supplier shall retain the responsibility to maintain insurance on the Products during transit and while the Products remain in the Hub, consistent with Supplier’s risk of loss for the Products.

6.2 Acceptance. Products ordered pursuant to a Non-Hub Order shall be deemed accepted by Cisco or its Authorized Purchaser, as applicable, unless notice of defect is received within ten (10) days of Cisco or Authorized Purchaser’s receipt thereof and the Product is returned to Supplier within twenty (20) days of receipt. Only such Products that, upon receipt, are determined to be damaged or fail to conform to the Specifications (“DOAs”) may be rejected. In the event of discovery of a DOA Product, Supplier’s entire liability, and Cisco or its Authorized Purchaser’s sole remedy shall be to exchange such Product for another of the same type. However, in no event shall this Section be construed as modifying or otherwise limiting Supplier’s obligations under Sections 15, 16, 17, or 18.

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7. Flexibility. Supplier will ensure that it can increase or decrease production of Products in all market conditions, using the amount of any Product for week 10 of the previous fiscal quarter’s Rolling Forecast as a baseline from which to increase or decrease production (“Baseline”), as follows:

•	Increase or decrease of [****] of Baseline if the increase or decrease is to be implemented within four (4) weeks;

•	Increase or decrease of an additional [****] of Baseline (i.e., [****] in aggregate) if the increase or decrease is to be implemented between four (4) weeks and eight (8) weeks.

Supplier shall bear all reasonable costs incurred to meet Baseline increases or decreases, unless the parties otherwise agree in writing. Notwithstanding the above, this Section shall not apply to the extent Supplier is fully participating in a Cisco Lean Hub Plan pursuant to a valid Lean VMI Agreement or Lean VMI Agreement for Third Party Hubs, as applicable, and is shipping Product to such Hub. For example, Supplier shall only be relieved of the flexibility requirements for those Products and those Hubs that are operating under a valid Lean VMI or Lean VMI Agreement for Third Party Hubs, as applicable.

8. Late Deliveries. Supplier shall notify Cisco and any affected Cisco Authorized Purchasers promptly if Supplier reasonably anticipates that delivery consistent with CT2R may be delayed. In the event that delivery is delayed for more than [****] business days for reasons caused in whole or in substantial part by Supplier and the parties cannot reasonably agree on a new delivery date, Cisco or its Authorized Purchaser may reschedule or cancel the affected Order(s) without penalty and Supplier shall not be liable to Cisco or any Authorized Purchaser for any monetary damages resulting from such delay, reschedule or cancellation, or assume any liability in connection with the shipment, nor shall the carrier be deemed an agent of Supplier.

9. Reschedules, Reconfigurations and Cancellations. At any time more than thirty (30) days prior to the originally scheduled delivery date, Cisco or its Authorized Purchaser may cancel, reschedule or reconfigure an Order in whole or in part provided that the Order had not previously been designated by the parties as NCNR, as defined below. To cancel, reschedule and/or reconfigure a shipment or a particular pending purchase, Cisco or its Authorized Purchaser shall provide written notification to Supplier at least [****] days prior to the scheduled delivery date. If modified, the new delivery date shall be within [****] days from the original scheduled delivery date. An order may only be re-configured or rescheduled once. No Order that has been mutually agreed by Cisco and Supplier in writing to be non-cancelable or non-returnable (“NCNR”) may be cancelled, rescheduled, reconfigured or returned. Except for a cancellation related to a late delivery as set forth in Section 8, or related to Cisco’s termination as a result of Supplier’s material breach as set forth in Section 23.2, Cisco may not cancel, reschedule or reconfigure an order within [****] days of a scheduled deliver date.

10. Shipping Documents, Packaging and Markings. Supplier will ship Product with accurate shipping documents including (i) commercial invoice, packing list and applicable export and transportation documents and declarations; (ii) an itemized packing list bearing the purchase order number, the description, part number and quantity of each Product shipped, the number of shipping containers in the delivery and the waybill or bill of lading number, and (iii) external packaging labeling conforming to such labeling specifications as Cisco may provide from time to time. Supplier will package Products in accordance with good commercial practice, and in a manner acceptable to common carriers for shipment and adequate to ensure undamaged arrival of the Products. Supplier will mark all containers with necessary information (i.e. lifting, handling and shipping information, country of origin, purchase order numbers, date of shipment and the names of the consignee and consignor, etc.) and any

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other markings that may be required by applicable law.

11. Disaster Recovery and Allocation during Shortages.

11.2 Allocation of Product during Shortages. In the event of a shortage of any Product included on the Rolling Forecast, Supplier shall notify Cisco and shall provide Cisco and its Authorized Purchasers an allocation of such Product during such shortage that is no less favorable than that provided to any other similarly situated customer, whether internal or external.

12. Quality and Testing. Supplier shall adhere to such quality and qualification requirements as may be specified by Cisco in writing from time to time and agreed to by Supplier. Supplier shall test Product prior to shipment to ensure Product is in compliance with Specifications.

13. Product Changes and Discontinuation.

13.1 Product Change Notices. Supplier shall not change any Specification, process characteristic, or the form, fit or function of any Product except in accordance with the Product Change Notification (“PCN”) terms set out and referenced in Exhibit D.

13.2 Minimum Manufacturing Period. Except for those Products identified in Exhibit E, Supplier shall manufacture each Product for a minimum of [****] from Cisco’s first customer ship (“FCS”) of a product containing such Product (the “Minimum Manufacturing Period”), unless (i) Cisco terminates this Agreement under Section 23; (ii) Supplier terminates this Agreement under Section 23; (iii) there has been no demand by Cisco for a particular Product for [****], at which time Supplier may provide notice to Cisco of the discontinuance of the Products as called for in Section 13.4.1. It is understood that Supplier is able to meet this requirement through the use of die revisions.

13.3 Failure to Meet Minimum Manufacturing Period. If Supplier fails to meet its obligations under Section 13.2, Supplier shall, at Cisco’s option, either (i) compensate Cisco for all reasonable direct costs Cisco incurs in the transition to an alternate manufacturer/seller or replacement product or (ii) buffer and manage, at Supplier’s expense, an amount of Product to be forecasted by Cisco for the remainder of the Minimum Manufacturing Period. If any buffered Product built per (ii) above remain at the expiration of the Minimum Manufacturing Period, the parties shall mutually determine how such Product will be disposed of, including Cisco’s payment therefor.

13.4 Product End of Life

13.4.1. EOL Notice and EOL Purchases. If Supplier determines to cease the manufacture or sale of any Product (an “End of Life” or “EOL”), Supplier shall provide at least [****] prior written notice (the “EOL Notice Period”) in accordance with Cisco’s PCN process set forth in Exhibit D. Cisco may place Orders during the EOL Notice Period and Supplier will use best efforts to accept them, subject to Supplier’s manufacturing and supply constraints. Cisco shall take delivery on a date no later than [****] after the end of the EOL Notice Period. If Supplier accepts a purchase order from a third party after the EOL Notice Period has run, it shall notify Cisco and offer the same opportunity for Product purchase to Cisco as set forth in such purchase order.

13.4.2. Alternative Source; EOL Support. If requested, Supplier shall assist Cisco in identifying alternative products or sources. Supplier shall continue to provide support pursuant to Section 15 for each Product that is the subject of an EOL notice.

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14. Software. The parties acknowledge that no Software will be provided by Supplier pursuant to this Agreement.

15. Failure Analysis and Support. Supplier will make available the following services for a period of at least [****] years from the date of last Product shipment by Supplier:

15.1 Failure Analysis. Supplier will provide failure analysis as set out in Exhibit F hereto; and

15.2 Technical Support. Upon request, Supplier will provide in electronic or other acceptable form, all bug notes or other documentation regarding verified Product problems, including accurate records of any known or suspected defects. This information is the Confidential Information of Supplier. Supplier will provide this information and any corrective action at no charge during the term of this Agreement; and

15.3 Emergency Replacement. Supplier shall ship Product within twenty-four (24) hours of any Cisco request for emergency replacement. If no replacement is available, Supplier will provide replacement Product as soon as reasonably practicable and will notify Cisco of the estimated delivery date. Emergency replacements may not be available for EOL’d Products.

16. Warranties.

16.1 Product Warranty. The warranty period for each Product shall be three (3) years beginning on the date that Cisco or the Authorized Purchaser or the Hub receives the Product (the “Warranty Period”) unless a longer period is agreed to in writing between the parties. Supplier represents and warrants that, when sold, all Products will be new and unused and, during the applicable Warranty Period (i) will comply in all respects with the Specifications, (ii) will be free from defects in materials, design and workmanship, and (iii) each Product, when delivered, shall have no less than [****] remaining weeks of shelf-life. Cisco shall notify Supplier of any nonconformance during the Warranty Period, obtain a return materials authorization (“RMA”) from Supplier, and return the nonconforming Product to Supplier’s designated repair facility, with a statement describing the nonconformity. Warranty claims not made during the Warranty Period are waived. For valid warranty claims, Supplier will, at its expense, either provide a credit or refund to Cisco or repair or replace all Products not conforming to the requirements of this Section with repaired or new and unused Products shipped to a location designated by Cisco within [****] or as soon as commercially practicable after receipt of the defective Product. Supplier may select the applicable warranty option; however, the parties acknowledge that replacement may not be a viable option for EOL’d Products, and that the decision to either provide a credit or refund will be mutually determined by the parties. Supplier reserves the right to charge additional fees for repairs or replacements performed outside the Warranty Period for the Product. The foregoing is the sole and exclusive remedy for breach of warranty by Supplier with respect to the Products.

16.2 Limitations on Warranty. The warranties set forth in section 16.1 shall not apply to any Product which has been, following receipt by Cisco and/or an Authorized Purchaser, (a) subjected to accident, abuse, misuse, neglect or operating or environmental conditions that deviate from the parameters established in the Specifications or (b) improperly installed, packaged, tested or altered by anyone other than Supplier.

16.3. Disclaimer of Warranties. THE FOREGOING WARRANTIES ARE THE SOLE WARRANTIES, EXPRESS OR IMPLIED, GIVEN BY SUPPLIER IN CONNECTION WITH THE PRODUCTS AND SUPPLIER DISCLAIMS AND EXCLUDES ALL OTHER

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WARRANTIES, WHETHER STATUTORY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF THE THIRD PARTY RIGHTS UNDER THE UCC.

20. Compliance With Laws; Social Responsibility; Use in Life Support Applications.

20.1 General Compliance with Laws. Supplier represents and warrants that it has complied and shall comply with all applicable laws, regulations and other governmental requirements in effect at the time of manufacture of each of the Products. Supplier shall comply with Cisco’s materials content requirements as provided to Supplier from time to time, and reviewed and agreed to by Supplier, and shall undertake testing sufficient to validate compliance with such requirements. Supplier agrees at all times to act consistently with Cisco's global anti-corruption policy posted at http://www.cisco.com/legal/anti_corruption.html.

20.2    Compliance with Certain Environmental Laws. Supplier shall also adhere to the following:

(iii)The Products and the processes used to produce and/or manufacture such Products shall comply with all applicable laws, regulations and ordinances which regulate use of Hazardous Materials or which impact, in whole or in part, a Product’s sale or placement into commerce by or on behalf of Cisco or Cisco Authorized Purchasers. Such laws, regulations and ordinances include but are not limited to, the EU RoHS Directives, China RoHS, those regulations listed in the then-current JIG and similar laws, rules, statutes, treaties or orders; and

(iv)The Products shall not contain substances which are above the threshold levels established in Annex A of the then-current JIG; provided, however, that for Level A Substances, the mercury threshold shall be reduced to 1000 ppm. Use of materials containing any such substance in an amount exceeding the JIG Annex A threshold levels may be used only if and in the manner specified in advance written approval by Cisco.

20.3    Social Responsibility. To the extent applicable and commercially practicable and consistent with Supplier’s business practices, Supplier shall diligently pursue effecting its operations and performance hereunder in accordance with Cisco's Manufacturing Supplier Code of Conduct as published at Cisco.com and updated from time to time. Supplier shall promote Cisco’s supplier diversity goals by including suppliers, where warranted, that qualify as diverse suppliers in any one or more of the categories identified on Cisco's Supplier Diversity Business Development Website www.cisco.com/supplier/diversity and as further defined at: http://www.cisco.com/supplier/diversity/definitions.shtml. Upon Cisco’s request, Supplier shall provide to Cisco reports of Supplier’s expenditures with such diverse suppliers.

20.4    Life Support Applications. The Products are not designed for use in life support appliances or devices implanted in the human body or other similar direct life support machines, commercial aviation, nuclear facilities or systems or any other applications where malfunctions of the Product can reasonably be expected to result directly in death or personal injury to human beings or catastrophic property damage or any other ultrahazardous use. Cisco or its customers using or selling the Products for use in life support and such other applications do so at their own risk.

24. Scrap and Supply Chain Visibility. For Custom Products, or any Standard Products that

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include Cisco logos or other proprietary markings, Supplier shall comply with Cisco’s Scrap Policy and Supply Chain Visibility Policy as communicated to Supplier from time to time.

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Exhibit D
Product Change Notification

1.    Product Change Notification Required. Supplier shall provide to Cisco prior written notice, in the manner required by this Exhibit (a “Product Change Notice” or “PCN”), for all changes to any Product or any process characteristic which could potentially result in non-compliance with Cisco’s physical, mechanical, optical and/or electrical requirements (“Covered Changes”). Such PCN, at a minimum, shall be provided to Cisco when the following Covered Changes are contemplated:

a)	Form, fit or function change*

b)	EOL/Product Discontinuation

c)	Manufacturing Process & Procedure change (e.g. wafer fab, assembly or test)

d)	Die shrinks or revision*

e)	Material change (e.g. plating, Underbump Metallization (UBM), Resin, base metal, dopants, die attach materials, molding compounds)

f)	Manufacturing site (Wafer fab/assembly/test facility change)

g)	Part numbering convention*

h)	Design changes*

i)	Layout changes*

j)	Changes to dimensions of any layer

k)	Manufacturing process and reliability screen for optical Products

l)	Change in internal sub-component design, manufacturer(s), manufacturing location(s), part number or sourcing

m)	Product from new, “identical” equipment with known impact to reliability (i.e. Epitaxial systems, deposition/ etching/deposition tools, burn-in systems and so forth, etc.)

n)	Changes to burn-in or reliability screen processes for component and constituent sub-components

o)	Changes that impact safety for components/assemblies that require safety agency approval

p)	Change to lead-free plating*

q)	Change to make the Product compliant with hazardous materials directives such as the European Union’s RoHS Directive (Requires EOL PCN also) *

* Cisco requires Supplier to assign new ordering part numbers

2.     Notice of Proposed Changes. PCNs must be provided a minimum of [****] prior to the delivery of any Product affected by a Covered Change, with the exception of EOL PCNs which must be provided a minimum of [****] in advance of such EOL.

3.    Samples; Qualification by Cisco. Samples of any such affected Product must be provided a minimum of [****] following such PCN (and in no event less than [****] prior to proposed shipment of a changed Product), unless otherwise agreed by the parties in writing. If the initial PCN was in the form of a Horizon Report, Supplier shall submit a formal written PCN with the samples of the proposed changed Product. A proposed changed Product shall be deemed “qualified” by Cisco only upon written confirmation to Supplier of such qualification. Samples of changed Products furnished to Cisco must be accompanied by a completed sample information form. Supplier may contact Cisco component engineering at component-pcn@cisco.com for a sample information template. Supplier must keep a log of all samples furnished to Cisco and provide a copy of the log to component engineering upon request.

Supplier shall send all PCNs to component-pcn@cisco.com, and all change notices must be approved by Cisco’s Component Engineering department.

4.    Relevant Change Data. Supporting data and qualification data for each proposed changed Product

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for which Supplier has given Cisco a PCN shall be forwarded to Cisco for evaluation with the proposed sample of the new Product.

Such data must include, at a minimum, the following information:

a) Description of change
b) Reason for change
c) Affected Product part numbers (Supplier and Cisco as available)
d) Specification, errata or datasheet update, as needed
e) Proposed date of shipment of changed Products
f) Traceability information for changed Products
g) Supplier PCN tracking number
h) Last time buy date of the unchanged Product
i) Additional data pursuant to Cisco manufacturing 1st and 2nd level component qualification requirements
j) Sample availability data

5.    Additional Changes. If Supplier implements any change other than that in the PCN which results in a Cisco-qualified changed Product, Cisco shall be entitled to: (i) terminate without penalty any previously accepted purchase order for any affected Products remaining undelivered; (ii) place a last time order to purchase the unchanged Products pursuant to Section 13.3 of this Agreement; or (iii) return any changed Products if Cisco has found that the changed Product does not perform for Cisco’s intended purpose, whether or not it meets the Specification.

6.    Engineering Change Requested by Cisco. In the event that Cisco desires an engineering change in any of the Products, Cisco shall suggest such proposed engineering change to Supplier. Supplier and Cisco agree to work with each other in good faith to determine what such change will involve and the cost and timing implications of implementing such change. Upon Cisco’s determination that it wishes to proceed with such change(s), the parties will coordinate their efforts to effect such implementation.

7.    Costs of Engineering Changes Requested By Cisco.     If a change agreed upon pursuant to Section 6 of this Exhibit, but not yet implemented, may result in scrap costs, Supplier agrees to stop WIP and/or orders for materials within [****] of notice by Cisco, which notice may be in electronic form. If materials-on-order (“MOO”) or WIP becomes obsolete as a result of a Cisco’ engineering change, Supplier shall make every reasonable effort to cancel and/or use such MOO or WIP for a period of at least [****] after change implementation. In the event Supplier provides satisfactory evidence to Cisco establishing that such MOO or WIP cannot be so cancelled or re-used by Supplier, Cisco shall issue to Supplier a purchase order and pay the corollary invoice for the same.

8.    Engineering Changes Due to Defect. Notwithstanding Section 7 of this Exhibit, all engineering changes resulting from defects in or nonconformity of the Products shall be implemented at the sole expense of Supplier, unless the defect or nonconformity arises from defective specifications for Products which specifications were provided in writing to Supplier by Cisco.

9.    Lead-free Material Changes. Supplier must adhere to the following requirements for changes to lead-free materials:

a)	Lead-free BGAs (“Ball Grid Arrays”) will not be accepted by Cisco, unless specifically requested and approved in writing by Cisco Component Engineering or Commodity Management.

b)	All non-BGA Products should not transition to lead-free until they are qualified pursuant to the

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standard Cisco PCN process.

c)	Supplier shall continue to provide a SnPb (tin-lead) supply of all Products until the equivalent lead-free version is qualified by Cisco.

d)	Suppliers must understand and are required to adhere to Cisco’s Pb-free Specification EDCS-281405, the “Cisco Pb-free Qualification Specification” for component qualification.

10.    Support of Unchanged Product. Supplier shall continue to support the unchanged Product pursuant to Section 15 of this Agreement.

11.    Update of Process. From time to time, this PCN process may be updated by Cisco as set forth in Cisco’s Electronic Document Control System (“EDCS”) document number [****]. In the event of a conflict between this Exhibit and the updated PCN process set forth in the EDCS document, and so long as the parties have not mutually agreed to continue under the previously adopted EDCS document, the EDCS document shall prevail. Supplier has access to the EDCS via the following:

External Partners SOP
https://mco.cisco.com/

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Exhibit E
Legacy Products Minimum Manufacturing Periods

The parties will review and update this Exhibit E on an annual basis, or such earlier time frame as mutually agreed by the parties.

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Exhibit F
Failure Analysis Procedure

With respect to any Product returned to Supplier, in the event that (i) Cisco requests a failure analysis; or (ii) Supplier suspects such returned Product is defective, Supplier shall, without charge to Cisco, perform an analysis sufficient to fully determine the root cause of any failure and to identify corrective actions sufficient to prevent reoccurrence (a “Failure Analysis”). The results of the Failure Analysis, root cause and corrective actions shall be reported to Cisco in conformance with “8D corrective action” format and disciplines.

Cisco will classify Failure Analysis requests into two categories – urgent and normal. Urgent requests are made when the component failure impacts Cisco’s ability to ship products or when the failure impacts the performance of Cisco products/equipment installed at a customer location. All other requests shall be within the normal category.

From time to time, this Failure Analysis process may be updated by Cisco as set forth in Cisco’s Electronic Document Control System (“EDCS”) document number [****]. In the event of a conflict between this Exhibit and the updated Failure Analysis process set forth in the EDCS document, the EDCS document shall prevail, unless otherwise modified by written agreement of the parties. Supplier has access to the EDCS via the following:

External Partners SOP
https://mco.cisco.com/mcoapps/portal/mymco/instanceId/150078/path/0
Supplier will use its best efforts to complete any Failure Analysis and implement correction in a timely manner. Supplier’s responsiveness will be measured using the following criteria:

Failure Analysis type	Normal	Urgent	Deliverables
Initial response	[****]	[****]	Functional status If fail, outline of analysis steps and timeline If pass, return parts to Cisco via overnight carrier
Preliminary failure analysis	[****]	[****]	Preliminary identification of root cause Recommendations for containment of problem
Completed failure analysis	[****]	[****]	Completed failure analysis summary If appropriate, corrective action plan and timeline
Update schedule	[****]	[****]	Progress report on work completed Projection on next actions Updated timelines

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